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                                                                    EXHIBIT 12.0



                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                   NINE MONTHS            YEARS ENDED            FOUR MONTHS     YEARS ENDED
                                      ENDED               DECEMBER 31,              ENDED         AUGUST 31,
                                  SEPTEMBER 30,  ------------------------------  DECEMBER 31,  ----------------
                                      1996        1995        1994       1993        1992       1992      1991
                                  -------------  -------     ------              ------------  ------
                                  (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
Earnings (Loss) Before Taxes and
 Extraordinary Item...............     23,016    (95,025)    30,520     (19,567)     11446     64,492     6,116
  Add
    Portion of Rents Representing
      Interest Factor.............      3,535      4,377      4,613       5,011      2,182      6,692     6,139
    Interest......................      8,203     10,077      5,512      10,863      6,651     22,299    23,176
                                  -------------  -------     ------     -------  ------------  ------    ------
    Earnings (Loss) as Adjusted...     34,754    (80,571)    40,645      (3,693)    20,279     93,483    35,431
                                  ============== ========    ======     ======== ============== ======   ======
Fixed Charges
    Portion of Rents Representing
      Interest Factor.............      3,535      4,377      4,613       5,011      2,182      6,692     6,139
    Interest......................      8,203     10,077      5,512      10,863      6,651     22,299    23,176
                                  -------------  -------     ------     -------  ------------  ------    ------
    Total Fixed Charges...........     11,738     14,454     10,125      15,874      8,833     28,991    29,315
                                  ============== ========    ======     ======== ============== ======   ======
Ratio of Earnings to Fixed
  Charges.........................       2.96       --(1)      4.01        --(1)      2.30       3.22      1.21
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(1) Ratio is less than zero.